Exhibit 99.1

JAGGED PEAK, INC. ANNOUNCES NEW DEBT FINANCING AGREEMENT

Company Contact:	Investor Relations Contact:

Jagged Peak, Inc.	Jagged Peak, Inc.
Paul Demirdjian	Andrew J. Norstrud
727.499.1717	727.499.1717

•	2 MILLION CONVERTIBLE DEBT

•	1 MILLION REVOLVING DEBT FACILITY

CLEARWATER, FL–December 19, 2006–Jagged Peak, Inc. (OTCBB: JGPK), a global provider of enterprise commerce, demand management, and fulfillment solutions and services announced that it has secured debt financing from Laurus Master Fund, Ltd.

Jagged Peak, Inc (“Jagged Peak”) and Laurus Master Fund, Ltd. (“Laurus”) have agreed on a new debt financing agreement, which includes both a revolving credit line to a maximum of one million dollars ($1,000,000) and a secured convertible note in the amount of two million dollars ($2,000,000).

Paul Demirdjian, Chief Executive Officer of Jagged Peak, Inc., commented, “We are excited about our relationship with Laurus; this relationship will allow Jagged Peak to focus on executing its business plans knowing that we have the financial partnership in place to support the growth. This is a great opportunity for Jagged Peak and its stockholders. We look forward to 2007 to continue building Jagged Peak and meeting our objectives.”

Andrew J. Norstrud, Chief Financial Officer of Jagged Peak, Inc., commented, “This agreement represents the accomplishment of another 2006 Jagged Peak goal that has strengthened our balance sheet and provided us the necessary capital to implement, and even accelerate our 2007 growth strategies.” Andrew J. Norstrud also commented “Laurus has a proven track record of working with the companies they invest in and we look forward to making this a great partnership.”

Jagged Peak will use the proceeds from the secured convertible term note to extinguish the outstanding debt of approximately $750,000, provide additional working capital and investments in the development of the sales and marketing department. The revolving debt facility will be used to cash flow the company as the sales and corresponding accounts receivable balance increases. With this agreement, Jagged Peak will terminate capital raising activities, which was discussed in the last quarterly report; Jagged Peak could recognize non-cash expenses of up to approximately $850,000 of capitalized capital raising costs and approximately $78,000 of un-amortized debt discounts. These expenses are expected to cause the company to have net losses and negative EBITDA for the fiscal year ended December 29, 2006.

About Jagged Peak, Inc.

Jagged Peak, Inc. (OTCBB: JGPK), is a global provider of enterprise commerce, demand management, and fulfillment logistics solutions and services. The Company’s flagship product, EDGE (Enterprise Dynamic Global Engine), is a completely web-based software application that enables companies to automate and optimize order management, inventory and fulfillment business processes across multiple distribution points, customers, suppliers, and partners in real-time.

Jagged Peak serves a growing list of global clients in multiple industry segments including financial services, insurance, pharmaceutical, travel and tourism, automotive, manufacturing, and consumer goods. Deloitte and Touche’s Fast 50/Fast 500 program has recognized Jagged Peak as one of America’s fastest growing technology companies for four consecutive years (2000-2004). For more information, visit www.jaggedpeak.com.

EBITDA represents net income before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. In addition, the Company uses non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to pay outstanding liabilities.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company’s working capital needs; and (b) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should not be considered as a principal indicator of the Company’s performance. The Company compensates for these limitations by relying primarily on the Company’s GAAP results and using EBITDA only as supplemental information.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 30, 2005.

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